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                                                                   Exhibit 10.12


October 21, 1998

Ilya Gorelik
57 Rockport Street
Weston, MA  02493

Re:   Offer of Employment


Dear Ilya:

On behalf of FirePond Incorporated, a Minnesota corporation (the "Company"), I am pleased to extend to you an offer of employment on the following terms:

     Your title shall be Senior Vice President, Product Strategy and Development, and you shall report directly to me. Your start date shall be October 2, 1998.

     Your base annual salary will be $175,000, paid in accordance with the Company's normal payroll practices.

     You will have the ability to earn incentive compensation of 50% of your base salary, based on mutually agreed upon objectives that we will set during your first 30 days of employment.

     You will be granted an option to purchase 650,000 shares of stock at a strike price of $2.63 which is equivalent to 2% of the Company's outstanding common and preferred shares. The stock will be issued to you under the Company's standard option plan. The options granted to you will vest equally over four years at a rate of 25% per annum. In the event of a Change of Control (excluding an IPO) and you are not offered a similar position with similar compensation in the new entity, 80% of your outstanding options will immediately vest.

     You will receive 15 days pro-rated vacation commencing your first year of employment.

     As a company employee you are also eligible to participate in the Company's standard medical, dental, disability, and life insurance benefit plans.

I have enclosed our Employee Agreement regarding Inventions, Confidentiality, and Non-Competition. If you accept this offer, please return both signed copies of this Agreement to Shirley Spoors, Director, Human Resources.

This letter sets forth, fully, all understandings and agreements between you and FirePond regarding your employment. Your authorization below acknowledges your acceptance of these terms.

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Ilya Gorelik
August 27, 1998
Page 2


Ilya, I cannot tell you how excited we are to have you join the team. I sincerely believe that this presents an opportunity for you to leverage all of your skills and experience to date and to play a pivotal role on the FirePond management team. I personally look forward to working closely with you over the years and know that we will all be incredibly successful together.

This offer letter replaces, in its entirety, the offer letter sent August 27, 1998.

We look forward to working with you at FirePond Incorporated.

Sincerely,

FirePond INCORPORATED

/s/ Klaus P. Besier
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Klaus P. Besier
President and CEO


                                      ACCEPTED AND AGREED TO THIS

                                      21st day of October, 1998
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                                      /s/ Ilya Gorelik
                                      -------------------------------------
                                     Ilya Gorelik


Enclosures:  Duplicate Original Letter
             Employee Agreement regarding Inventions, Confidentiality, and Non-Competition